EXHIBIT 10.1

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is entered into this 8th day of August 2014 amongst Goldspan Resources Inc. (the “Company”), SJE Mining LLC (“SJE”), Eric Stevenson and Steven Jones, the equity owners of SJE (the “Members”).

WHEREAS, on July 31, 2014, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with SJE which provided in part for SJE to receive 200 million shares of the Company’s common stock (the “Shares”); and

WHEREAS, the parties have determined that it is in the best interests of the Company and the Company’s shareholders to Lock-Up the Shares for a period of two years from the closing date of the Purchase Agreement (the “Closing Date”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration it is agreed:

1.

SJE and the Members agree not to trade, transfer, sell, convey or in any way encumber the Shares for a period of two years commencing on the Closing Date.

2.

The Company is hereby authorized to instruct the Company’s Transfer Agent to note on the SJE share certificate that the Shares are subject to the terms and conditions of this Agreement.

3.

This agreement represents the entire agreement between the parties with respect to the Lock-Up and supersedes any other agreements whether oral or in writing entered into between the parties.

4.

This Agreement may not be amended with the written consent of all signatories hereto.

This Agreement is entered into the date set forth above.

Goldspan Resources Inc.		SJE Mining LLC

/s/ Phillip Allen		/s/ Eric Stevenson
BY:	Phillip Allen, president	Eric Stevenson, Managing Member

/s/ Steven Jones		/s/ Eric Stevenson
Steven Jones		Erick Stevenson

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